Exhibit 10.2

February 10, 2015

Letter of Understanding

This letter is written to clarify certain terms of the agreement between the parties executed on February 6, 2015. This letter now accompanies the three documents signed February 6, 2015, and memorializes the transaction.

Alpha Venture Capital Partners, LP, and its designees may invest up to $5M, subject to the terms of the bridge note, which include 5% warrants and 1.2% monthly interest, if the money is invested between February 6, 2015 and August 5, 2015, subject to the payment terms of the bridge note.

This letter of understanding is mutually attested by the signatures below.

CytoDyn, Inc.	Alpha Venture Capital Partners, LP By: Alpha Venture Capital Management, LLC

/s/ Nader Pourhassan	/s/ Carl Dockery
Nader Pourhassan	Carl Dockery
President and Chief Executive Officer	Manager

Office
2026 Crystal Wood Drive	Mail	Phone 863.665.8888
Building #9	P.O. Box 2477	Fax 863.665.7905
Lakeland, FL 33801	Lakeland, FL 33806-2477	alphaventurecapital.com